Exhibit 99.1

Sunrun Reports First Quarter 2023 Financial Results

Solar Energy Capacity Installed of 240 Megawatts, exceeding the high-end of guidance

Net Subscriber Value of $12,000, exceeding guidance

Sales activities growing over 30% year-over-year in Q1, with over 80% growth in California

Launched Sunrun Shift™ offering in California, sales activities increasing significantly in recent weeks

Annual Recurring Revenue now $1.1 billion with Average Contract Life Remaining of 17.6 years

Networked Solar Energy Capacity of 5.9 Gigawatts

SAN FRANCISCO, May 3, 2023 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of residential solar, storage and energy services, today announced financial results for the quarter ended March 31, 2023.

“The Sunrun team is focused on crushing it on the fundamentals, driving strong, profitable and sustainable growth. Demand for clean affordable energy from Sunrun continued to accelerate in the first quarter, with over 30% growth in sales. The strength of Sunrun’s energy subscription offering and leading market presence allowed us to gain significant market share, and these trends are set to accelerate in the quarters ahead,” said Mary Powell, Sunrun’s Chief Executive Officer. “It is stunning to compare the speed and scale of our installed solar capacity in one quarter to utility solar developments. The average utility solar plant is 5 megawatts and takes a minimum of 6 to 12 months to build, compared to Sunrun’s installed capacity of 240 megawatts in one quarter. We are on track to add over one Gigawatt this year, on rooftops. To put that in context, the capacity we are adding this year is equivalent to an average nuclear power plant which takes decades to build. We do this by utilizing single and multi-family homes, avoiding the disruption to at least 5,000 acres of land it would take to do this in the centralized utility fashion and avoiding costly transmission and distribution infrastructure. As we accelerate adoption of storage and electric vehicles, the capability to leverage smart controllable load is powerful.”

“Sunrun’s team delivered a strong Q1, meaningfully exceeding both our installation volume and Net Subscriber Value guidance. We are on track to deliver a year of strong growth in 2023 with increasing Net Subscriber Values. A continued focus on operational efficiency and cost discipline, dramatically improving supply chain dynamics and smart execution in the capital markets places us on a path to achieving our goal for meaningful cash generation,” said Danny Abajian, Sunrun’s Chief Financial Officer.

Growth & Market Leadership

The growth opportunity for the solar industry is massive. Today, only 4% of the 88 million addressable homes in the U.S. have solar. The U.S. residential electricity market is over $194 billion per year and ongoing utility spending has resulted in escalating retail rates, increasing our value proposition and expanding our addressable market. Households that adopt electric vehicles consume approximately double the amount of electricity, increasing our market opportunity and value proposition even further. In addition to delivering a superior energy experience and more affordable electric service, we are quickly amassing one of the largest networks of storage capacity, which will position us to also serve the $125 billion annual market for utility capex. This dispatchable set of energy resources offers greater potential for resiliency and precision than bulky centralized infrastructure.

Owing to network effects and density advantages, increasing operating scale efficiencies, growing brand strength, capital raising capabilities, and advanced product and service offerings, we believe Sunrun will continue to expand our leadership position. Here are a few highlights:

•Sunrun has now installed over 58,000 solar and storage systems nationwide, which offer homeowners the ability to power through multi-day outages with clean and reliable home energy. Solar and storage systems also optimize when power is purchased or supplied to the grid, helping manage constraints on the grid during peak times. Sunrun expects storage installations to grow at a rapid rate in the coming quarters.

•In August 2022, the Inflation Reduction Act (IRA) was passed by Congress and was signed into law by President Biden. The IRA enhances and extends the investment tax credit (ITC) available to Sunrun. The IRA effectively provides a 10-year extension of the 30% solar ITC as well as a $7,500 credit for new electric vehicles and a $4,000 credit for used electric vehicles. Solar and storage projects installed in low-income areas can receive an additional 10% tax credit, and projects installed on affordable multifamily housing can receive an extra 20% tax credit, both subject to quota allocations and program guidelines established by the US Treasury. In addition, projects that use a sufficient amount of domestically-produced content and projects that are located in specified Energy Communities can qualify for additional 10% credits. These adders are only available to commercial entities claiming tax credits under Sections 48 and 48E, not homeowners claiming residential clean energy credits under Section 25D, and as such should drive market share towards solar-as-a-service.

Innovation & Differentiation

The world has the technologies to move to a decentralized energy architecture today. Home solar and storage can operate economically at small scale and can therefore be located where energy is consumed, leveraging the built environment instead of relying on expensive, centralized infrastructure whose design specifications do not meet today’s energy needs and weather reality. Sunrun is effectuating this transition through continued business model innovation and a superior customer experience. We provide fixed-rate solar-as-a-service subscriptions, whole-home backup power capabilities, and participation in virtual power plants. We are investing in efforts to further electrify the home, including electric vehicle charging infrastructure and converting gas appliances to electric. We expect these efforts will increase Sunrun’s share of the home energy wallet and enhance our value to customers. The following recent developments highlight our innovation and increasing differentiation:

•On April 12, 2023, we launched Sunrun Shift™, a new home solar subscription offering that maximizes the value of solar energy under California's new solar policy, the net billing tariff. By storing self-generated solar energy throughout the day, Shift optimizes potential customer savings of going solar by increasing self-consumption during peak hours when rates are highest and reducing low-value exports back to the grid through the use of a new storage configuration. Shift is specifically designed to maximize self-consumption, and it does not provide backup power capabilities. This innovative storage configuration provides value to the customer, while minimizing labor hours, equipment costs, and the potential need for a main panel upgrade, for a cheaper, easier and quicker installation than conventional home backup systems.
•On February 6, 2023, Sunrun and PG&E announced a first-of-its-kind residential virtual power plant to support grid reliability for electric customers. Through the Energy Efficiency Summer Reliability Program, Sunrun will enroll up to 7,500 new and existing residential home solar and storage systems in PG&E’s service area into the program, creating a virtual power plant capable of discharging 30 megawatts of clean energy back to the grid. PG&E and Sunrun partnered to create an optimal storage dispatch schedule that lowers the overall cost of power during the times of highest need as well as reduces critical strain on the entire energy system and reliance on fossil fuel burning power plants. For their participation, customers will receive an upfront payment of $750 and a free smart thermostat. Storage systems enrolled in the program will share a portion of stored energy with the grid during summer months, when energy supply is tight in California, while still retaining enough energy to meet personal, essential needs in the event of a local power outage in their area. This program will also provide Sunrun incremental revenue for managing and delivering virtual power plant services to the grid for one year, with an opportunity for Sunrun and PG&E to extend and expand the program in future years.
•Sunrun’s partnership with Ford to serve as the preferred installer of Ford Intelligent Backup Power continues to gain momentum, with Sunrun taking orders for the installation of the 80-amp Ford Charge Station Pro and the Home Integration System, along with providing options for solar and storage systems. Customers will need to equip their home with the 80-amp Ford Charge Station Pro and Home Integration System to unlock bidirectional power flow and future energy management solutions. The Home Integration System—designed and developed together with Ford—can be purchased exclusively through Sunrun. Customers interested in combining Ford Charge Station Pro and/or Home Integration System installation with clean solar power may be eligible to do so for as little as zero dollars down and reduced installation pricing. The partnership continues to deliver strong initial results; we have over 2,000 Ford Charge Station Pro orders thus far (and many thousands of initial conversations) and installs are ramping rapidly. Approximately half of such customers are purchasing bidirectional home backup capability.
•Streamlining permitting and interconnection processes present an opportunity to accelerate the adoption of solar and storage by reducing “soft costs” and improving a homeowner's experience. Sunrun is a founding member of a coalition that developed an industry-wide web-based solar permitting tool called SolarAPP+ in coordination with the Department of Energy and the National Renewable Energy Laboratory. SolarAPP+ reduces costs and delivers a better customer experience by automating the process for issuing permits for solar and storage systems. To date, nearly 20,000 permits have been issued via SolarAPP+ across the country. In September 2022, California adopted a mandate (SB 379) requiring cities and counties with populations over 50,000 to adopt an online, automated permitting platform like SolarAPP+ by September 2023. Additionally, last year, the California Energy Commission launched a one-year grant program (CalAPP) with $20 million in funding for local governments to adopt SolarAPP+. Over 278 cities and counties have applied for CalAPP grants, receiving nearly $17 million in funds to implement SolarAPP+. Colorado also recently adopted legislation (HB23-1234) establishing a one million dollar grant program to implement SolarAPP+ and Arizona adopted a bill (HB-2373) enabling the use of automated permitting platforms like SolarAPP+.

ESG Efforts: Embracing Sustainability & Investing in Our Employees and Communities
Sunrun’s mission is to create a planet run by the sun and build an affordable energy system that combats climate change and provides energy access for all. We proactively serve all stakeholders: our customers, our employees, the communities in which we operate, and our business and financial partners. Investing in our people and providing meaningful career opportunities is critical to our success. As the country embarks on upgrading infrastructure and rewiring our buildings, the demand for skilled workers will increase substantially. We are focused on developing a differentiated talent brand and providing opportunities to train and develop workers to be part of the clean energy economy. The following recent developments highlight our commitment to sustainability, investing in people, and investing in our communities:

•In April, Sunrun issued its sixth annual Impact Report underscoring the company's progress toward long-term sustainable value, profitable growth, and operational responsibility. Key highlights include:
◦Helped enable the avoidance of an estimated 14.6 million metric tons of CO2e from entering the atmosphere — the equivalent of taking 3.2 million cars off the road for a year.
◦Reduced emissions intensity by 10% year-over-year.
◦Increased customer energy saving since 2007 to over $1 billion.
◦Launched Sunrun Empowered Giving, a $3 million corporate giving and employee charitable contribution matching program.
◦Completed an assessment of how ESG is best incorporated into our compensation structure and determined to add Safety as a second ESG factor in our 2023 annual cash bonus plan.
◦Incorporated stockholder feedback to propose and recommend the company’s stockholders vote to declassify the company’s Board of Directors.
◦Following an analysis of our operations and impact opportunities, identified Safety, Customer Experience, Emissions Reduction, and Diversity as the most material ESG factors for our business this year.
•Sunrun is dedicated to democratizing energy and increasing access to affordable, reliable, clean power for everyone, including low-income households and those who rent instead of own their homes. Sunrun currently serves more than 11,000 households in low-income multifamily properties and expects to significantly increase our impact across the country in the quarters ahead. Sunrun has committed to develop 100 megawatts of solar on affordable multifamily housing in California by 2030 via the state Solar on Multifamily Affordable Housing (SOMAH) program and to bring at least 500 megawatts of low-income solar to people across the country by 2030.
•On April 26, 2023, Sunrun held a ribbon cutting ceremony to celebrate a new 780-kilowatt solar installation at Villa Loma Apartments, an affordable housing community in Carlsbad, California. The new installation serves 344 families and will help residents save an average of more than $60 per month on their electricity bills and an expected $7.5 million in total resident savings over the next 20 years. The installation will also generate immediate energy savings of 30% at Villa Loma, totaling $15,000 annually in the property’s budget. Those savings will be used for resident support services and new programs. In addition to cost savings, Sunrun is offering paid solar job training opportunities to residents at Villa Loma through the Solar on Multifamily Affordable Housing (SOMAH) program. Residents who enter and complete the training program can be fast-tracked to a good-paying job in the rapidly growing clean energy sector.
•Sunrun has continued to invest in our employees through our Guild Education partnership. Nearly 10% of all Sunrun employees are currently enrolled in an upskilling program through PowerU, with approximately 685 employees currently enrolled in an electrical licensure pathway program, and approximately 170 employees who have already completed a degree program or professional certification in a variety of disciplines. Since the launch of the Guild program in 2021, over 160 employees have been promoted to a new role after enrolling in a short form or foundational program. 40% of all graduates identify as women or non-binary, contributing to our efforts to increase representation and retention of women in our industry.
•The solar systems we deployed in Q1 are expected to offset the emission of 5.1 million metric tons of CO2 over the next thirty years. Over the last twelve months, Sunrun’s systems are estimated to have offset 3.2 million metric tons of CO2.

Key Operating Metrics

In the first quarter of 2023, Customer Additions were 32,413, including 25,154 Subscriber Additions. As of March 31, 2023, Sunrun had 829,709 Customers, including 692,395 Subscribers. Customers grew 20% in the first quarter of 2023 compared to the first quarter of 2022.

Annual Recurring Revenue from Subscribers was $1.1 billion as of March 31, 2023. The Average Contract Life Remaining of Subscribers was 17.6 years as of March 31, 2023.

Commencing with the first quarter of 2023, Sunrun increased the discount rate used to calculate Subscriber Value and Gross Earning Assets from 5% to 6%.

Subscriber Value was $44,055 in the first quarter of 2023 while Creation Cost was $32,055. Net Subscriber Value was $12,000 in the first quarter of 2023. Total Value Generated was $301.8 million in the first quarter of 2023.

Gross Earning Assets as of March 31, 2023 were $11.6 billion. Net Earning Assets were $4.0 billion, which includes $843 million in total cash, as of March 31, 2023.

Solar Energy Capacity Installed was 239.8 Megawatts in the first quarter of 2023. Solar Energy Capacity Installed for Subscribers was 187.8 Megawatts in the first quarter of 2023.

Networked Solar Energy Capacity was 5,907 Megawatts as of March 31, 2023. Networked Solar Energy Capacity for Subscribers was 4,952 Megawatts as of March 31, 2023.

Outlook

Management’s focus is on leading the market through sustainable and profitable growth, prioritizing unit cash generation capabilities, while prudently managing working capital needs.

Management continues to expect Solar Energy Capacity Installed growth to be in a range of 10% to 15% for the full year 2023. Management currently sees more upside opportunity than downside risk to achieving growth in this range and anticipates market share gains in 2023.

Management expects Solar Energy Capacity Installed growth to be in a range of 270 to 290 Megawatts in the second quarter of 2023.

Net Subscriber Value is expected to increase sequentially in the second quarter and to be materially higher in the second half of 2023 compared to the first half of 2023.

First Quarter 2023 GAAP Results

Total revenue was $589.8 million in the first quarter of 2023, up $94.1 million, or 19%, from the first quarter of 2022. Customer agreements and incentives revenue was $246.5 million, an increase of $36.8 million, or 18%, compared to the first quarter of 2022. Solar energy systems and product sales revenue was $343.4 million, an increase of $57.3 million, or 20%, compared to the first quarter of 2022.

Total cost of revenue was $556.9 million, an increase of 23% year-over-year. Total operating expenses were $817.5 million, an increase of 21% year-over-year.

Net loss attributable to common stockholders was $240.4 million, or a loss of $1.12 per basic and diluted share, in the first quarter of 2023.

Financing Activities

As of May 3, 2023, closed transactions and executed term sheets provide us expected tax equity to fund, at a 30% ITC level, over 450 Megawatts of Solar Energy Capacity Installed for Subscribers beyond what was deployed through March 31, 2023. As of March 31, 2023, Sunrun also had $522 million available in its $1.8 billion non-recourse senior revolving warehouse facility to fund over 175 Megawatts of Solar Energy Capacity Installed for Subscribers.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its first quarter 2023 results and business outlook at 1:30 p.m. Pacific Time today, May 3, 2023. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 407-5989 (toll free) or (201) 689-8434 (toll). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) is the nation’s leading home solar, storage, and energy services company. Founded in 2007, Sunrun pioneered home solar service plans to make local clean energy more accessible to everyone for little to no upfront cost. Sunrun’s innovative home storage solution brings families affordable, resilient, and reliable energy. The company can also manage and share stored solar energy to provide benefits to households, utilities, and the electric grid while reducing our reliance on polluting energy sources. For more information, please visit www.sunrun.com.

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the Company’s financial and operating guidance and expectations; the Company’s business plan, trajectory, and expectations, market leadership, competitive advantages, operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the Company’s momentum in its business strategies including its ESG efforts, expectations regarding market share, total addressable market, customer value proposition, market penetration, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the growth of the solar industry; the Company’s ability to derive value from the anticipated benefits of partnerships, new technologies, and pilot programs; anticipated demand, market acceptance, and market adoption of the Company’s offerings, including new products, services, and technologies; expectations regarding the growth of home electrification, electric vehicles, virtual power plants, and distributed energy resources; the Company’s ability to manage suppliers, inventory, and workforce; supply chains and regulatory impacts affecting supply chains; the Company’s leadership team and talent development; the legislative and regulatory environment of the solar industry and the potential impacts of proposed, amended, and newly adopted legislation and regulation on the solar industry and our business; the ongoing expectations regarding the Company’s storage and energy services businesses and anticipated emissions reductions due to utilization of the Company’s solar systems; anticipated or potential residual impacts of the COVID-19 pandemic; and factors outside of the Company’s control such as macroeconomic trends, bank failures, public health emergencies, natural disasters, acts of war, terrorism, geopolitical conflict, or armed conflict / invasion, and the impacts of climate change. These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the Company’s continued ability to manage costs and compete effectively; the availability of additional financing on acceptable terms; worldwide economic conditions, including slow or negative growth rates and inflation; volatile or rising interest rates; changes in policies and regulations, including net metering, interconnection limits, and fixed fees, or caps and licensing restrictions and the impact of these changes on the solar industry and our business; the Company’s ability to attract and retain the Company’s business partners; supply chain risks and associated costs; the residual impacts of COVID-19 on the Company’s operations; realizing the anticipated benefits of past or future investments, partnerships, strategic transactions, or acquisitions, and integrating those acquisitions; the Company’s leadership team and ability to attract and retain key employees; changes in the retail prices of traditional utility generated electricity; the availability of rebates, tax credits and other incentives; the availability of solar panels, batteries, and other components and raw materials; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the home electrification and solar industry generally, and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Consolidated Balance Sheets
(In Thousands)

	March 31, 2023	December 31, 2022

Assets
Current assets:
Cash	$628,536	$740,508
Restricted cash	214,542	212,367
Accounts receivable, net	218,692	214,255
Inventories	887,890	783,904
Prepaid expenses and other current assets	134,612	146,609
Total current assets	2,084,272	2,097,643
Restricted cash	148	148
Solar energy systems, net	11,368,850	10,988,361
Property and equipment, net	75,087	67,439
Intangible assets, net	6,186	7,527
Goodwill	4,280,169	4,280,169
Other assets	1,913,615	1,827,518
Total assets	$19,728,327	$19,268,805
Liabilities and total equity
Current liabilities:
Accounts payable	$345,968	$339,166
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	30,621	32,050
Accrued expenses and other liabilities	381,271	406,466
Deferred revenue, current portion	160,221	183,719
Deferred grants, current portion	8,239	8,252
Finance lease obligations, current portion	12,460	11,444
Non-recourse debt, current portion	194,410	157,810
Pass-through financing obligation, current portion	16,827	16,544
Total current liabilities	1,150,017	1,155,451
Deferred revenue, net of current portion	938,039	912,254
Deferred grants, net of current portion	198,656	201,094
Finance lease obligations, net of current portion	21,956	17,302
Convertible senior notes	393,442	392,882
Line of credit	552,253	505,158
Non-recourse debt, net of current portion	7,786,399	7,343,299
Pass-through financing obligation, net of current portion	286,451	289,011
Other liabilities	170,267	140,290
Deferred tax liabilities	63,093	133,047
Total liabilities	11,560,573	11,089,788
Redeemable noncontrolling interests	604,707	609,702
Total stockholders’ equity	6,467,758	6,708,122
Noncontrolling interests	1,095,289	861,193
Total equity	7,563,047	7,569,315
Total liabilities, redeemable noncontrolling interests and total equity	$19,728,327	$19,268,805

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2023	2022
Revenue:
Customer agreements and incentives	$246,474	$209,692
Solar energy systems and product sales	343,375	286,092
Total revenue	589,849	495,784
Operating expenses:
Cost of customer agreements and incentives	236,905	201,785
Cost of solar energy systems and product sales	320,018	249,844
Sales and marketing	202,836	174,926
Research and development	4,557	6,257
General and administrative	51,886	43,081
Amortization of intangible assets	1,341	1,341
Total operating expenses	817,543	677,234
Loss from operations	(227,694)	(181,450)
Interest expense, net	(142,698)	(92,254)
Other (expense) income, net	(25,000)	113,958
Loss before income taxes	(395,392)	(159,746)
Income tax benefit	(59,619)	(3,277)
Net loss	(335,773)	(156,469)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(95,385)	(68,691)
Net loss attributable to common stockholders	$(240,388)	$(87,778)
Net loss per share attributable to common stockholders
Basic	$(1.12)	$(0.42)
Diluted	$(1.12)	$(0.42)
Weighted average shares used to compute net loss per share attributable to common stockholders
Basic	214,548	208,676
Diluted	214,548	208,676

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended March 31,
	2023	2022
Operating activities:
Net loss	$(335,773)	$(156,469)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	123,105	106,110
Deferred income taxes	(59,613)	(3,277)
Stock-based compensation expense	28,266	39,219
Interest on pass-through financing obligations	4,862	5,010
Reduction in pass-through financing obligations	(9,641)	(9,826)
Unrealized gain on derivatives	30,721	(66,182)
Other noncash items	27,366	(28,173)
Changes in operating assets and liabilities:
Accounts receivable	(9,385)	(57,232)
Inventories	(103,986)	(49,127)
Prepaid and other assets	(109,454)	(136,843)
Accounts payable	(1,428)	100,425
Accrued expenses and other liabilities	(26,776)	(27,780)
Deferred revenue	2,413	27,736
Net cash used in operating activities	(439,323)	(256,409)
Investing activities:
Payments for the costs of solar energy systems	(506,314)	(420,630)
Purchase of equity method investment	—	(75,000)
Purchases of property and equipment, net	(3,996)	(6,471)
Net cash used in investing activities	(510,310)	(502,101)
Financing activities:
Proceeds from state tax credits, net of recapture	4,033	—
Proceeds from line of credit	143,331	490,000
Repayment of line of credit	(96,236)	(231,066)
Proceeds from issuance of convertible senior notes, net of capped call transaction	—	—
Proceeds from issuance of non-recourse debt	514,880	453,700
Repayment of non-recourse debt	(50,968)	(83,585)
Payment of debt fees	(733)	(8,571)
Proceeds from pass-through financing and other obligations, net	2,004	1,911
Payment of finance lease obligations	(4,477)	(3,299)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	397,750	230,493
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(63,901)	(51,245)
Acquisition of noncontrolling interests	(7,175)	(30,173)
Net proceeds related to stock-based award activities	1,328	2,529
Net cash provided by financing activities	839,836	770,694
Net change in cash and restricted cash	(109,797)	12,184
Cash and restricted cash, beginning of period	953,023	850,431
Cash and restricted cash, end of period	$843,226	$862,615

Key Operating and Financial Metrics

The following operating metrics are used by management to evaluate the performance of the business. Management believes these metrics, when taken together with other information contained in our filings with the SEC and within this press release, provide investors with helpful information to determine the economic performance of the business activities in a period that would otherwise not be observable from historic GAAP measures. Management believes that it is helpful to investors to evaluate the present value of cash flows expected from subscribers over the full expected relationship with such subscribers (“Subscriber Value”, more fully defined in the definitions appendix below) in comparison to the costs associated with adding these customers, regardless of whether or not the costs are expensed or capitalized in the period (“Creation Cost”, more fully defined in the definitions appendix below). The Company also believes that Subscriber Value, Creation Costs, and Total Value Generated are useful metrics for investors because they present an unlevered view of all of the costs associated with new customers in a period compared to the expected future cash flows from these customers over a 30-year period, based on contracted pricing terms with its customers, which is not observable in any current or historic GAAP-derived metric. Management believes it is useful for investors to also evaluate the future expected cash flows from all customers that have been deployed through the respective measurement date, less estimated costs to maintain such systems and estimated distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors (“Gross Earning Assets”, more fully defined in the definitions appendix below). The Company also believes Gross Earning Assets is useful for management and investors because it represents the remaining future expected cash flows from existing customers, which is not a current or historic GAAP-derived measure.

Various assumptions are made when calculating these metrics. Both Subscriber Value and Gross Earning Assets utilize a 6% unlevered discount rate (weighted average cost of capital or “WACC”) to discount future cash flows to the present period. Furthermore, these metrics assume that customers renew after the initial contract period at a rate equal to 90% of the rate in effect at the end of the initial contract term. For Customer Agreements with 25-year initial contract terms, a 5-year renewal period is assumed. For a 20-year initial contract term, a 10-year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system. Estimated cost of servicing assets has been deducted and is estimated based on the service agreements underlying each fund.

In-period volume metrics:	Three Months Ended March 31, 2023
Customer Additions	32,413
Subscriber Additions	25,154
Solar Energy Capacity Installed (in Megawatts)	239.8
Solar Energy Capacity Installed for Subscribers (in Megawatts)	187.8

In-period value creation metrics:	Three Months Ended March 31, 2023
Subscriber Value Contracted Period	$40,523
Subscriber Value Renewal Period	$3,532
Subscriber Value	$44,055
Creation Cost	$32,055
Net Subscriber Value	$12,000
Total Value Generated (in millions)	$301.8

In-period environmental impact metrics:	Three Months Ended March 31, 2023
Positive Environmental Impact from Customers (over trailing twelve months, in millions of metric tons of CO2 avoidance)	3.2
Positive Expected Lifetime Environmental Impact from Customer Additions (in millions of metric tons of CO2 avoidance)	5.1

Period-end metrics:	March 31, 2023
Customers	829,709
Subscribers	692,395
Households Served in Low-Income Multifamily Properties	11,269
Networked Solar Energy Capacity (in Megawatts)	5,907
Networked Solar Energy Capacity for Subscribers (in Megawatts)	4,952
Annual Recurring Revenue (in millions)	$1,090
Average Contract Life Remaining (in years)	17.6
Gross Earning Assets Contracted Period (in millions)	$8,584
Gross Earning Assets Renewal Period (in millions)	$2,970
Gross Earning Assets (in millions)	$11,553
Net Earning Assets (in millions)	$4,035

Note that Sunrun updated the discount rate used to calculate Subscriber Value and Gross Earning Assets to 6% commencing with the first quarter 2023 reporting. Also note that figures presented above may not sum due to rounding. For adjustments related to Subscriber Value and Creation Cost, please see the supplemental Creation Cost Methodology memo for each applicable period, which is available on investors.sunrun.com.

Definitions

Deployments represent solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost (inclusive of acquisitions of installed systems), or (iii) for multi-family and any other systems that have reached our internal milestone signaling construction can commence following design completion, measured on the percentage of the system that has been completed based on expected system cost.

Customer Agreements refer to, collectively, solar power purchase agreements and solar leases.

Subscriber Additions represent the number of Deployments in the period that are subject to executed Customer Agreements.

Customer Additions represent the number of Deployments in the period.

Solar Energy Capacity Installed represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period.

Solar Energy Capacity Installed for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period that are subject to executed Customer Agreements.

Creation Cost represents the sum of certain operating expenses and capital expenditures incurred divided by applicable Customer Additions and Subscriber Additions in the period. Creation Cost is comprised of (i) installation costs, which includes the increase in gross solar energy system assets and the cost of customer agreement revenue, excluding depreciation expense of fixed solar assets, and operating and maintenance expenses associated with existing Subscribers, plus (ii) sales and marketing costs, including increases to the gross capitalized costs to obtain contracts, net of the amortization expense of the costs to obtain contracts, plus (iii) general and administrative costs, and less (iv) the gross profit derived from selling systems to customers under sale agreements and Sunrun’s product distribution and lead generation businesses. Creation Cost excludes stock based compensation, amortization of intangibles, and research and development expenses, along with other items the company deems to be non-recurring or extraordinary in nature. The gross margin derived from solar energy systems and product sales is included as an offset to Creation Cost since these sales are ancillary to the overall business model and lowers our overall cost of business. The sales, marketing, general and administrative costs in Creation Costs is inclusive of sales, marketing, general and administrative activities related to the entire business, including solar energy system and product sales. As such, by including the gross margin on solar energy system and product sales as a contra cost, the value of all activities of the Company’s segment are represented in the Net Subscriber Value.

Subscriber Value represents the per subscriber value of upfront and future cash flows (discounted at 6%) from Subscriber Additions in the period, including expected payments from customers as set forth in Customer Agreements, net proceeds from tax equity finance partners, payments from utility incentive and state rebate programs, contracted net grid service program cash flows, projected future cash flows from solar energy renewable energy credit sales, less estimated operating and maintenance costs to service the systems and replace equipment, consistent with estimates by independent engineers, over the initial term of the Customer Agreements and estimated renewal period. For Customer Agreements with 25 year initial contract terms, a 5 year renewal period is assumed. For a 20 year initial contract term, a 10 year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system.

Net Subscriber Value represents Subscriber Value less Creation Cost.

Total Value Generated represents Net Subscriber Value multiplied by Subscriber Additions.

Customers represent the cumulative number of Deployments, from the company’s inception through the measurement date.

Subscribers represent the cumulative number of Customer Agreements for systems that have been recognized as Deployments through the measurement date.

Networked Solar Energy Capacity represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Networked Solar Energy Capacity for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date, that have been subject to executed Customer Agreements.

Gross Earning Assets is calculated as Gross Earning Assets Contracted Period plus Gross Earning Assets Renewal Period.

Gross Earning Assets Contracted Period represents the present value of the remaining net cash flows (discounted at 6%) during the initial term of our Customer Agreements as of the measurement date. It is calculated as the present value of cash flows (discounted at 6%) that we would receive from Subscribers in future periods as set forth in Customer Agreements, after deducting expected operating and maintenance costs, equipment replacements costs, distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors. We include cash flows we expect to receive in future periods from state incentive and rebate programs, contracted sales of solar renewable energy credits, and awarded net cash flows from grid service programs with utilities or grid operators.

Gross Earning Assets Renewal Period is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term but before the 30th anniversary of the system’s activation (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for Subscribers as of the measurement date. We calculate the Gross Earning Assets Renewal Period amount at the expiration of the initial contract term assuming either a system purchase or a renewal, forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

Net Earning Assets represents Gross Earning Assets, plus total cash, less adjusted debt and less pass-through financing obligations, as of the same measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures along with debt associated with the company’s ITC safe harboring facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Annual Recurring Revenue represents revenue arising from Customer Agreements over the following twelve months for Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Subscribers that have met revenue recognition criteria as of the measurement date.

Households Served in Low-Income Multifamily Properties represent the number of individual rental units served in low-income multi-family properties from shared solar energy systems deployed by Sunrun. Households are counted when the solar energy system has interconnected with the grid, which may differ from Deployment recognition criteria.

Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Energy Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in the period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis, leveraging our estimated production figures for such systems, which degrade over time, and is extrapolated for 30 years. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Investor & Analyst Contact:

Patrick Jobin
Senior Vice President, Finance & IR
investors@sunrun.com

Media Contact:

Wyatt Semanek
Director, Corporate Communications
press@sunrun.com